EXHIBIT 10.24a

May 15, 2007

Rocky Mountain Gas, Inc.

Attn:  Mr. John Reader

500 4th Avenue, S.W., Suite 2600

Calgary, Alberta T2P2V6

CANADA

Dear John:

Re:          Rocky Mountain Gas, Inc. (“RMG”) v. PRB Energy, Inc. (“PRB”)

Based on our discussions, PRB proposes the following to settle and compromise all issues in dispute between PRB and RMG in the above-referenced arbitration.

1.     Except as set forth in paragraph 2 below, PRB shall, on June 1, 2007, prepare and execute mutually acceptable assignments to RMG of all of PRB’s interests in the Venture Properties as that term was defined in the Farmout and Development Agreement (“FDA”) between PRB and RMG (the “Venture Properties”) and shall resign and approve of RMG as the successor operator of those Venture Properties, including, without limitation, the following:

11 Dannar Pilot Wells

  6 Nonconsent Dannar Pilot Wells

  2 Fulkerson Wells

12 Reno/Dilts Wells.

All of PRB’s interests in all of the remaining acreage in the North & South Gillette, Castle Rock, Reno, and Dilts areas.

2.     RMG shall, on or before June 1, 2007, prepare, execute and deliver a mutually acceptable assignment to PRB of all of RMG’s interest in Section 19, Township 48 North, Range 71 West (“Section 19”) from the base of the Wyodak coal formation to all depths.  RMG agrees to obtain mortgage releases for the interests assigned to PRB in Section 19.  PRB will retain its present interest in Section 19 and remain as operator of Section 19 as to all interests below the base of the Wyodak coal formation.

3.     RMG shall retain its interests in Section 19 from the surface to the base of the Wyodak coal formation, and RMG shall remain as operator of those interests.  RMG agrees to retain any associated plugging and abandonment liability related to the existing Wyodak wells.

4.     RMG agrees to assign to PRB all of RMG’s interests in infrastructure, surface facilities, surface use agreements, and permits in Section 19.  RMG agrees to assign to PRB all Wyoming Department of Environmental Quality permits, water lines, and surface use agreements necessary to access and use the water discharge points associated with Section 19 and located in the Northwest ¼, Section 36, Township 48 North, Range 72 West (Permit No. WYO-043141).

5.     RMG and PRB agree to enter into a mutually acceptable facilities use agreement for Section 19 which would provide that RMG shall have a right to use the infrastructure, surface facilities, permits, roads and water lines in Section 19 on a market-rate basis as necessary to conduct its operations in

Section 19.  RMG and PRB agree to cooperate in good faith with respect to all aspects of use of the surface facilities in or associated with Section 19.

6.     RMG agrees to pay $3.25 million (U.S.) to PRB evidenced by a promissory note bearing 10% interest providing for wire transfer payment in immediately available funds as follows:

a.     $500,000 on May 22, 2007

b.     $500,000 on June 21, 2007

c.     payment of the remaining balance and accrued interest on or before October 31, 2007

d.     The promissory note shall provide that it may be prepaid by RMG at any time without any prepayment penalty.

7.     RMG agrees to secure the promissory note with a first lien mortgage executed by RMG in favor of PRB on RMG’s share of the Venture Properties under the FDA in Campbell County, Wyoming and on the interests to be assigned to RMG as described under paragraph 1 above, subject to the approval of RMG’s lenders.  RMG agrees to use its reasonable efforts to obtain the consent of its lenders on or before June 1, 2007.  Upon obtaining such lender consent, PRB shall deliver the assignments to RMG and RMG shall deliver the first lien mortgage to PRB in accordance with paragraph 10 below.  If RMG does not receive such lender consent for the granting of the first lien mortgage, then RMG and PRB shall address their respective rights in a separate agreement.  Until the promissory note is fully paid, RMG covenants that it will not sell, convey, or assign (including without limitation any lien or farmout arrangement) any of the interests assigned to RMG without the written consent of PRB.

8.     As provided in the Stipulation between RMG and PRB dated May 9, 2007, PRB shall allow RMG to copy the data and information identified by RMG, including all data and information on the Moyer Pilot Project in Section 19, on or before June 1, 2007.

9.     This settlement resolves all claims between RMG and PRB arising prior to the date of this agreement, except that for the production months of April and May 2007, RMG and PRB shall each pay their respective portions of the joint interest billings under the Joint Operating Agreement dated August 1, 2005 within 15 days of receipt thereof, and shall receive their respective share of offsetting revenues in accordance with such agreement.

10.   On or before May 31, 2007, PRB and RMG agree to execute and deliver all documents necessary to implement this settlement including without limitation the assignments of interests, the first lien mortgage, and a general and mutual release providing that each party shall bear its own attorney fees and costs and for dismissal of the pending arbitration proceedings with prejudice.

11.   The parties may enforce this agreement by specific performance or an action for damages in a federal or state court in Wyoming.

If RMG agrees to the proposed settlement terms, please execute this agreement in the space provided below and return it to me.

Sincerely,

PRB Energy, Inc.

		By:	/s/ Robert W. Wright
Robert Wright
Chief Executive Officer

ACCEPTED AND AGREED MAY 15, 2007:

Rocky Mountain Gas, Inc.

By:	/s/ John F. Reader
John F. Reader
Senior Vice President